UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                  Filed pursuant to Section 16(a) of the
              Securities Exchange Act of 1934, Section 17(a)
             of the Public Utility Holding Company Act of 1935
          or Section 30(f) of the Investment Company Act of 1940

/   /     Check box if no longer subject to Section 16.
          Form 4 or Form 5 obligations may continue.
          See instruction 1(b).

/   /     Form 3 Holdings Reported
/   /     Form 4 Transactions Reported


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1.  Name and Address of Reporting Person
    Rye                  Joe                T.
    ----------------------------------------------
    (Last)               (First)          (Middle)


    158 April Waters West
    ----------------------------------------------
                  (Street)

    Montgomery, TX 77356
    ----------------------------------------------
    (City)                     (State)        Zip)


2.  Issuer Name and Ticker or Trading Symbol

    Penn Virginia Corporation (PVA)
    ----------------------------------------



3.  Statement for Month/Year
    December 1999
    ----------------------------------------


4.  If Amendment, Date of Original (Month/Year)

    -----------------------------------------


5.  Relationship of Reporting Person to Issuer
    (Check all applicable)

    /X/  Director                      / /  10% Owner
    / /  Officer (give title below)    / /  Other (specify below)


    -------------------------------------


6.  Individual or Joint/Group Filing (Check applicable line)

    / X/   Form Filed by one Reporting Person
    /  /   Form filed by more than one Reporting Person


TABLE I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned

                                      2. Transaction
                                         Date               3. Transaction
1.  Title of Security                    (Mo/Day/Yr)           Code
    ---------------------------------    ------------          ------------
    Common Stock ($6.25 par value)       5/4/99                A


                                      4. Securities Acquired (A)
                                         or Disposed of (D)
                                         -------------------------------
1.  Title of Security                    Amount    (A) or (D)    Price
    ---------------------------------    --------  ----------  ---------
    Common Stock ($6.25 par value)       838       A           $21.00


                                      5. Amount of
                                         Securities      6. Ownership
                                         Beneficially       Form:
                                         Owned at End       Direct (D)
                                         of Issuer's        or Indirect
1.  Title of Security                    Fiscal Year        (I)
    ---------------------------------    --------------     ------------
    Common Stock ($6.25 par value)       2,216              D

                                      7. Nature of Indirect Beneficial
1.  Title of Security                    Ownership
    ---------------------------------    ------------------------------
    Common Stock ($6.25 par value)       ---


                                 Page -2-


TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
            OWNED(e.g. puts, calls, warrants, options, convertible securities)

                                      2. Conversion or
                                         Exercise Price      3. Transaction
                                         of Derivative          Date
1. Title of Derivative Security          Security               (Mo/Day/Yr)
   ---------------------------------     -------------          -----------
   Nonqualified Stock Options            $18.75                 1/4/99

                                                          5. Number of
                                                             Derivative
                                                             Securities
                                                             Acquired (A)
                                                             or Disposed of
                                                             (D)
                                                             --------------
1. Title of Derivative Security        4. Transaction Code   (A)      (D)
   ----------------------------------     -----------------  ------  ------
   Nonqualified Stock Options             A                  200      ---

                                                           7. Title and
                                                              Amount of
                                      6. Date Exercisable     Underlying
                                         and Expiration       Securities
                                         Date                 -------------
                                         (Mo/Day/Year)               Amount
                                         -----------------           or
                                         Date Expira-                Number
                                         Exer-     tion              of
1. Title of Derivative Security          cisable   Date       Title  Shares
   ----------------------------------    --------  --------   ------ ------
   Nonqualified Stock Options            1/4/00    1/3/09      Common  200

                                                           9. Number of
                                                              Derivative
                                                              Securities
                                       8. Price of            Beneficially
                                          Derivative          Owned at End
1. Title of Derivative Security           Security            of Year
   ----------------------------------     -----------------  --------------
   Nonqualified Stock Options             0                  10,400

                                      10. Ownership of
                                          Derivative       11. Nature of
                                          Security             Indirect
                                          Direct (D) or        Beneficial
1. Title of Derivative Security           Indirect (I)         Ownership
   ------------------------------      ----------------      -------------
   Nonqualified Stock Options          D                     ---



Explanation of Responses:




Intentional misstatements or omissions of facts constitute Federal Criminal Violations.



Joe T. Rye                                     February 14, 2000
-----------------------------               ----------------------
Signature of Reporting Person                     Date

By: /s/ Nancy M. Snyder
    -------------------------
    Nancy M. Snyder
    General Counsel and Corporate Secretary
    Authorized Signer